Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FUSEMACHINES

The following discussion and analysis provides information that Fusemachines’ management believes is relevant to an assessment and understanding of Fusemachines’ consolidated results of operations and financial condition. The discussion should be read together with Fusemachines’ unaudited condensed consolidated financial statements as of and for the nine month ended September 30, 2025, and September 30, 2024, and the respective notes thereto, included elsewhere in this proxy statement/prospectus. Capitalized and defined terms used in this section shall have the meanings ascribed to them herein. Capitalized terms not defined in this section shall have the meanings ascribed to them elsewhere in this proxy statement/prospectus.

The discussion and analysis should also be read together with Pubco’s unaudited pro forma condensed combined financial information as of and for the nine month ended September 30, 2025, and September 30, 2024. See “Unaudited Pro Forma Condensed Consolidated Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Fusemachines’ actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Fusemachines” to “we”, “our” and “the Company” refer to the business and operations of Fusemachines Inc. and its consolidated subsidiaries prior to the Business Combination and to Fusemachines Inc. and its consolidated subsidiaries following the consummation of the Business Combination.

Company Overview

We are a provider of cutting-edge artificial intelligence (“AI”) solutions across a number of industries and verticals and have been doing so for over 10 years. We help enterprises integrate AI into their business with our AI solutions (products and services) supported by our global talent from underserved communities.

To date, customers that have benefited from our AI solutions include consumer brands, online consignment/ resale platforms, healthcare technology providers, medical equipment providers, global media enterprises, SAAS technology companies, and cybersecurity companies. These customers, and others, have successfully leveraged our solutions to accurately and efficiently authenticate and value products, forecast future sales revenues, improve efficiency by eliminating manual entry to reduce human error, reduce development costs through strategic sourcing and partnerships, deliver relevant and personalized content to end-users, extract key-values from critical documents, and detect malicious sessions in-network in real-time. See “Our Customers – Case Studies” for more information.

In addition to our AI Products and Services we offer a multitude of AI Education Services to students, professionals and organizations. Our flagship learning program is our AI Fellowship Program, a dynamic 6-month course, held online, designed by leading global AI and tech experts. The course is created to upskill AI professionals, provide hands-on experiences and real-world AI applications. We have over 700 certified Fusemachines AI Fellows in the United States, Nepal and Dominican Republic. Our fellows have leveraged their certifications with Fusemachines for positions at leading technology employers, and other global companies, proving their competencies and expanding our global alumni network.

Recent Developments

Covenant Fees

On February 4, 2025, the company, CSLM Acquisition Corp. and CSLM merger sub inc. entered into a second amendment to the original merger agreement dated January 22, 2024. The amendment specifically deleted Section 7.3 of the original agreement, which had stipulated a delay fee in the event the Company failed to deliver the audited 2023 financial statements to the CSLM by the PCAOB audit deadline.

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Under the terms of the original agreement, the Company was required to provide the audited financial statements no later than February 29, 2024, or incur delay fees as mentioned in the agreement

The Company had covenanted to provide the audited financial statements no later than February 29, 2024, however, provided the audited financial statements to CSLM in September 2024. As a result, the Company has recorded $505.0 thousand of deferred transaction costs on the consolidated financial statement as of December 31, 2024.

Pursuant to the second amendment the delay fee provision is eliminated and provides the Company with relief from future penalties related to the delivery of the 2023 financial statements. Accordingly, the company recorded waiver in the nine months ended September 30, 2025 which does not have impact in the unaudited condensed consolidated interim Statements of Operations and Comprehensive Loss as the amount of provision got eliminated from the deferred transaction cost and from the Accounts Payable, Accrued expense and other current liabilities in the unaudited condensed consolidated interim balance sheets.

Amendment of the maturity date and conversion option

Related party convertible notes payable at fair value

On January 31, 2025, the company entered into an amendment agreement of the convertible note payable to Dolma. Pursuant to the amendment agreement, the maturity date was revised to February 28, 2026. Further, it was agreed that if the Company enters into a SPAC Business Combination Agreement at any time while the Notes are outstanding, any portion of the Aggregate Notes Amount that is not redeemed or repaid in connection or prior to the closing of the SPAC Transaction will convert, without any required action by the Holder, into shares of Common Stock immediately prior to the consummation of the SPAC Transaction contemplated by the SPAC Business Combination Agreement at a conversion rate that is derived from a Company valuation of $85,000,000, on a fully-diluted basis (provided that the Notes will be deemed have converted simultaneously with all other convertible notes being converted in connection the SPAC Transaction)

The Company evaluated the above amendment agreement entered on January 31, 2025, under the guidance in ASC 470-50 Debt - Modifications and Extinguishments, and it was determined terms of the amendment were not substantially different than the terms of the convertible notes prior to the Amendment. Accordingly, the aforesaid amendment was accounted for as a debt modification.

2024 Convertible Notes at fair value

On February 4, 2025, the maturity date of January 2024 convertible note was extended to July 12, 2025 pursuant to the second amendment.

The Company evaluated the above amendment agreement entered on February 4, 2025, under the guidance in ASC 470-50 Debt - Modifications and Extinguishments, and it was determined terms of the amendment were not substantially different than the terms of the convertible notes prior to the Amendment. Accordingly, the aforesaid amendment was accounted for as a debt modification.

On July 12, 2025, the maturity date of 2024 Convertible Notes were extended from July 12, 2025 to October 18, 2025, pursuant to the third amendment. The Company applied the 10% cash flow test pursuant to ASC 470 to calculate the difference between the present value of the amended note’s cash flows and the present value of the original remaining cash flow and concluded that the results didn’t exceed the 10% factor, the debt modification is not considered substantially different and therefore did not apply extinguishment accounting, rather it accounted for the modification on a prospective basis pursuant to ASC 470.

April 2024 Convertible Note

On February 5, 2025, the conversion price of the April 2024 Convertible Promissory Notes with principal amount of $125,000 was amended to $3.15 from the original conversion price of $4.94.

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The Company evaluated the conversion feature of April 2024 Convertible Note offering for embedded derivatives in accordance with ASC 815, Derivatives and Hedging, and the substantial premium model in accordance with ASC 470, Debt. Based on our assessment, separate accounting for the conversion feature of this note offering is not required and will be accounted for under the substantial premium model. Under the substantial premium model, the excess above the fair value amounting to $113.0 thousand this note will be recorded as loss on extinguishment of debt in additional paid-in-capital with a corresponding debit in the unaudited condensed consolidated interim statement of profit and loss for the nine month ended September 30, 2025.

The April 2024 Convertible Notes were once again amended in April 2025 and basis the amendment the maturity date was revised from April 5, 2025, to April 5, 2026 pursuant to the second amendment. The Company applied the 10% cash flow test pursuant to ASC 470 to calculate the difference between the present value of the amended note’s cash flows and the present value of the original remaining cash flow and concluded that the results didn’t exceed the 10% factor, the debt modification is not considered substantially different and therefore did not apply extinguishment accounting, rather it accounted for the modification on a prospective basis pursuant to ASC 470.

June 2024 Convertible Note

On February 5, 2025, the conversion price of the June 2024 Convertible Promissory Note with principal amount of $130,000 was amended to $3.15 from the original conversion price of $4.94.

The Company evaluated the conversion feature of June 2024 Convertible Note offering for embedded derivatives in accordance with ASC 815, Derivatives and Hedging, and the substantial premium model in accordance with ASC 470, Debt. Based on our assessment, separate accounting for the conversion feature of this note offering is not required and will be accounted for under the substantial premium model. Under the substantial premium model, the excess above the fair value amounting to $114.0 thousand this note was recorded as loss on extinguishment of debt in additional paid-in-capital with a corresponding debit in the unaudited condensed consolidated interim statement of profit and loss for the nine months ended September 30, 2025.

On July 23, 2025, the maturity date of June 2024 Convertible Note was extended from June 17, 2025 to June 17, 2026, pursuant to the amendment. The Company applied the 10% cash flow test pursuant to ASC 470 to calculate the difference between the present value of the amended note’s cash flows and the present value of the original remaining cash flow and concluded that the results didn’t exceed the 10% factor, the debt modification is not considered substantially different and therefore did not apply extinguishment accounting, rather it accounted for the modification on a prospective basis pursuant to ASC 470

September 2024 Convertible Note

On February 5, 2025, the conversion price of the two September 2024 Convertible Promissory Notes with principal amount of $ 100,000 each was amended to $3.15 from the original conversion price of $4.94.

The Company evaluated the conversion feature of September 2024 Convertible Notes offering for embedded derivatives in accordance with ASC 815, Derivatives and Hedging, and the substantial premium model in accordance with ASC 470, Debt. Based on our assessment, separate accounting for the conversion feature of these notes offering is not required and will be accounted for under the substantial premium model. Under the substantial premium model, the excess above the fair value amounting to $164.0 thousand these notes was recorded as loss on extinguishment of debt in additional paid-in-capital with a corresponding debit in the unaudited condensed consolidated interim statement of profit and loss for the nine months ended September 30, 2025.

February 2025 Convertible Note

On February 24, 2025, the company entered into a convertible promissory note amounting to $180,000 with an interest rate of 4.71% and maturity date of February 19, 2028. Upon closing of the merger agreement, the Note shall automatically convert into the number of shares of Common Stock equal to the then outstanding Obligations under the note divided by the applicable Conversion Price i.e., $3.15.

The February 2025 Convertible Note has customary events of default, are fully secured by the assets of the Company and because the conversion feature does not meet the definition of a derivative are being accounted for at amortized cost. The proceeds of the April 2024 Convertible Note will be used for working capital purposes.

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Related Party loan payable

On February 12, 2025, an amendment to the seven promissory notes was entered into between the company and the CEO, Mr. Sameer Maskey. As per the original agreement, the maturity date was earlier of (1) the occurrence of an Event of Default and (2) December 31, 2024. Pursuant to the amendment agreement, the maturity date was extended to earlier of (1) the occurrence of an Event of Default and (2) December 31, 2025

The Company evaluated the amendment in maturity date under the guidance in ASC 470-50 Debt - Modifications and Extinguishments, and it was determined that there was no gain/loss to be recorded in the unaudited condensed consolidated statements of operations and comprehensive loss, for the nine months ended September 30, 2025.

Subsequent to September 30, 2025, Fusemachines incurred interest expense on promissory notes held at amortized cost and subsequently the promissory notes principal and accrued and unpaid interest were repaid in cash upon the Closing of merger. The terms of the merger are disclosed as a part of Note on Subsequent Events (Refer Note no. 20 Subsequent Events).

Others- February 2025 Convertible Notes

In connection with the second amendment to the Merger Agreement, an entity provided financing to Fusemachines in the amount of $2,160,000, in exchange for a convertible note which note shall convert into shares of common stock of Fusemachines at a price of $0.44 per share (a) automatically at the time of the Business Combination, or (b) on July 12, 2025 at the option of the holder, if not, then payable in cash.

Pursuant to the terms of the Note and related Escrow Agreement, the proceeds are required to be deposited into an escrow account and will be released to the Company only upon the consummation of the Business Combination.

Further, per Section 4.2 of the Escrow Agreement “Upon the Closing, the Company, Investor and Fusemachines shall jointly deliver a Joint Release Notice to the Escrow Agent directing the Escrow Agent to disburse to the Pubco all of the Funds in the Escrow Account.” Accordingly, the escrowed funds are not freely available to the Pubco prior to joint instruction by the Investor, Fusemachines, and the Company.

On May 22, 2025, the proceeds from Consilium Frontier Equity Fund, LP have been received into an escrow account.

Since the release of proceeds is contingent upon the occurrence of the Business Combination, an event not wholly within the control of the Company, the same has not been recognized in the unaudited condensed consolidated financial statements as of September 30, 2025.

Subsequent Conversion

On October 22, 2025, Merger Sub merged with and into Fusemachines, the separate corporate existence of Merger Sub ceased to exist and Fusemachines was the surviving company and a wholly owned subsidiary of Pubco Following the completion of the business combination, all convertible notes (related parties and other convertible notes) were converted into equity of the public company. The terms of the merger are disclosed as a part of Note on ‘Closing of Merger’ below.

Litigation

Fusemachines Inc. received a legal notice dated 27 March 2025 requiring payment of $76.3 thousand to KCSA Strategic Communications under a Work Labor & Services agreement due to non-fulfillment of payment obligations. Although there can be no assurance of the outcome of such legal actions, in the opinion of management, the Company does not have a potential liability related to any current legal proceeding or claim that would individually or in the aggregate materially affect its results of operations, financial condition or cash flows. The company has already recognized $41.3 thousand liability in its unaudited condensed consolidated interim balance sheet as of September 30, 2025.

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Prepaid Forward Transaction

On July 31, 2025, CSLM Acquisition Corp. (the “Counterparty” prior to the closing of the Business Combination, and thereafter Holdco / Pubco) and Fusemachines entered into an OTC equity prepaid forward confirmation with Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP and Meteora Strategic Capital, LLC (collectively, the “Sellers”) (the “Forward Purchase Agreement” or “FPA”).

Subsequent to quarter ended September 30, 2025, and upon the closing of the Business Combination on October 22, 2025 (the date on which Merger Sub merged with and into Fusemachines), the Investors (Meteora) delivered a Pricing Date Notice under the FPA. Based on this notice, the applicable Prepayment Amount became determinable and was subsequently funded by the Counterparty from the Trust Account in accordance with the Forward Purchase Agreement.

Under the material terms of the FPA:

●	The Sellers committed (in one or more Pricing Date Notices) to provide up to a maximum of 3,000,000 shares of Class A common stock for the Transaction.

●	The Counterparty agreed to pay the Sellers a Prepayment Amount equal to the Number of Shares specified in each Pricing Date Notice multiplied by the per-share redemption price (the “Initial Price” as defined in the Counterparty’s organizational documents). The Prepayment Amount is payable from the Counterparty’s Trust Account and, subject to receipt of a Pricing Date Notice, will be wired no later than the earlier of (a) one Local Business Day after the Closing Date and (b) the date any Trust Account assets are disbursed in connection with the Business Combination.

●	The Sellers waived any rights to the Trust Account funds in respect of the FPA and agreed not to seek recourse against the Trust Account except as expressly provided in the FPA.

●	Settlement is by cash settlement at the end of the agreement: on the Valuation Date (generally three years after the Closing Date unless earlier determined under specified events) the Seller will pay the Counterparty a cash amount equal to the Number of Shares as of the Valuation Date multiplied by the VWAP over the Valuation Period; the Cash Settlement Payment Date is the tenth Local Business Day following the end of the Valuation Period.

●	The FPA includes an Early Termination mechanism: where Sellers sell (terminate) specified shares after closing, Sellers must pay an Early Termination Obligation to Counterparty equal to the number of Terminated Shares multiplied by the Termination Price of $12.00 per share (payable on the first Local Business Day following settlement of the sale).

●	The Sellers may, at their election, request Shortfall Warrants exercisable for Shortfall Warrant Shares equal to the difference between the Maximum Number of Shares and the number of Shares specified in a Pricing Date Notice; such warrants have exercise terms and a Reset Price as provided in the FPA.

●	Payment dates for periodic reporting / accounting purposes are the last day of each calendar quarter (or next Local Business Day), until the Valuation Date; the FPA also contains customary provisions addressing indemnities, representations, Calculation Agent rights, and compliance with tender-offer and SEC rules.

●	Subsequent to September 30, 2025, and upon the closing of the business combination, the Company settled its obligation through the issuance of 29,610 Fusemachines Pubco Common Stock shares (reflecting the 0.6580 Conversion Ratio applied to 45,000 Company shares) and a cash payment of $0.2 million.

Merger Agreement

On October 22, 2025, Merger Sub merged with and into Fusemachines, the separate corporate existence of Merger Sub ceased to exist and Fusemachines was the surviving company and a wholly owned subsidiary of Pubco. Pubco’s common stock began trading on the Nasdaq Stock Market under the symbol “FUSE” on October 23, 2025.

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Cashless Exercise of Stock Options

In August 2025, certain Fusemachines employees exercised 1,133,537 options to purchase Fusemachines common stock. The exercise prices for the 1,133,537 options were paid on a cashless basis via net share settlement resulting in the net share issuance of 1,013,125 shares of Fusemachines common stock. The transaction has been accounted under the guidance of ASC 718 - Stock Compensation. The cashless exercise mechanism does not change the substantive terms or fair-value-based measure of the awards and therefore does not constitute a modification under ASC 718.

Financial Performance

For the nine month ended September 30, 2025, and September 30, 2024, we generated revenues of $5.78 million and $6.64 million and reported a net loss of $5.21 million and $11.93 million, respectively. Net cash used in operating activities was $0.49 million for the nine month ended September 30, 2025, and $2.51 million for the nine month ended September 30, 2024. As noted in our condensed consolidated interim financial statements, we had an accumulated deficit of $39.43 million as of September 30, 2025.

Business Combination and Public Company Costs

On January 22, 2024, Fusemachines entered into a plan of merger agreement (the “Merger Agreement”) with CSLM in which Fusemachines Inc. will be the surviving corporation and a wholly owned subsidiary of CSLM. The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP and not as a business combination under ASC 805. Under this method of accounting, CSLM, will be treated as the acquired company for accounting purposes, whereas Fusemachines Inc. will be treated as the accounting acquirer. Under the Merger Agreement, the Fusemachines equity holders that hold shares of company common stock, shares of Convertible Preferred Stock, company stock options, or Convertible Notes will receive an aggregate of number of common stock equal to the quotient obtained by dividing (a) $200,000 thousand, by (b) $10.00 in exchange for all of Fusemachines’ fully diluted company common stock. The Merger Agreement will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or upon certain conditions as specified in the articles of the merger. Fusemachines Inc.’s total transaction costs from January 1, 2024 through the anticipated Closing Date are estimated to be $6.63 million.

As a result of the Business Combination, Fusemachines will become the successor to an SEC-registered and Nasdaq-listed company, which will require Fusemachines to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Fusemachines expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit, and other professional service fees.

On October 22, 2025, Merger Sub merged with and into Fusemachines, the separate corporate existence of Merger Sub ceased to exist and Fusemachines was the surviving company and a wholly owned subsidiary of Pubco.

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Upon the closing of the Merger:

●	In connection with the Business Combination, CSLM Holdings, Inc. was renamed “Fusemachines Inc.” (“Pubco”), and Fusemachines Inc. was renamed “Fusemachines USA, Inc.”

●	On the Closing Date, (a) the shareholders of Fusemachines were issued an aggregate of 19,214,201 shares of New Fusemachines Common Stock, an aggregate of 693,420 shares of New Fusemachines Common Stock were reserved for issuance upon the exercise of stock options, and an aggregate of 122,211 shares of New Fusemachines Common Stock were reserved for issuance upon the exercise of common stock warrants; (b) the public shareholders of CSLM received an aggregate of 901,955 shares of New Fusemachines Common Stock, (c) all public rights were converted into 1,897,500 shares of New Fusemachines Common Stock; (d) New Fusemachines issued an aggregate of 4,743,750 shares of New Fusemachines Common Stock to private placement investors; (e) New Fusemachines issued an aggregate of 1,184,000 shares of New Fusemachines Common Stock, in connection with the PIPE Financing; and (f) the Sponsor Convertible Notes were exchanged for an aggregate of 408,639 newly-issued shares of New Fusemachines Common Stock.

●	Approximately $ 8.8 million in cash was received for the issuance of 884,000 shares of Fusemachines Pubco Common Stock. In addition, $ 3 million in cash was received under the contingent PIPE investment, resulting in the issuance of an additional 300,000 shares of Fusemachines Pubco Common Stock. Further Fusemachine Inc. received funds from a convertible note with an affiliate of the Sponsor in the principal amount of $2.2 million. On the Closing Date, the note was converted into a number of shares of Fusemachines Inc. Common Stock pursuant to the conversion terms of the convertible note agreement. The overall net proceeds received by Fusemachine Inc. for the issuance is approximately $ 9.4 million.

●	Approximately $11.0 million prepayment was made by CSLM to the Meteora Parties pursuant to the Forward Purchase Agreement, which was funded directly from the Trust Account at Closing.

Key Factors and Trends Affecting Results of Operations

We believe the following factors and trends may cause previously reported financial information not to be necessarily indicative of future operating results or future financial conditions:

●	Market Competition: The AI industry is highly competitive and is changing rapidly with numerous players vying for market share. We attempt to mitigate this risk by continuously innovating and differentiating our offerings, as we have been delivering AI solutions for well over a decade and have deep institutional capabilities to stand apart in terms of our ability to provide value to our customers and scale. Nevertheless, increasing competition could result in loss of business or pressure on margins for Fusemachines.

●	Technological Changes: Rapid technological advancements in AI can impact our offering, dilute our value proposition and require us to pivot in different directions. However, given our broad spectrum of AI solutions, coupled with our ability to produce AI talent, our deep investment in research and development, and a culture of continuous learning, we have been able to navigate these changes effectively.

●	Adequate Capital Raise: We have limited financial resources. There can be no assurance that sufficient funding will be available to us to fund our operating expenses and to further develop our business. Unless we achieve substantial profitability, we anticipate that we will likely need to raise additional capital to fund our operations while we implement and execute our business plan. Other than the proposed private investment in public equity (“PIPE”) offering described in CSLM’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on January 23, 2024, we currently do not have any contracts or commitments for additional financing.

●	Ability to manage costs and expenses while achieving revenue growth: Our results of operations may fluctuate, in part, because of the intensive nature of our sales efforts and the length and unpredictability of our sales cycle. As part of our sales efforts, we invest considerable time and expense evaluating the specific organizational needs of our potential customers and educating these potential customers about the technical capabilities and value of our platforms and services. As part of our sales efforts, we also provide our platforms to potential customers at no or low cost initially to them for evaluation purposes through short-term pilot deployments of our platforms, and there is no guarantee that we will be able to convert customers from these short-term pilot deployments to full revenue generating contracts.

●	Finance costs: We have entered into several convertible debt that gets automatically converted into shares of the Company’s Convertible Preferred Stock upon the closing of the Next Equity Financing as defined in “Note 9. Long-Term Debt” in the Condensed consolidated interim financial statements. Provided that the amounts due have not been repaid by the Company by the Maturity Date, the convertible notes would automatically convert to equity based upon on the occurrence of a specified equity round of funding or corporate transaction, as defined in certain agreements. If we enter into a SPAC business combination agreement at any time while the convertible debt are outstanding, then any portion of the aggregate outstanding amounts that are not redeemed or repaid in connection with the closing of a SPAC transaction will convert into shares of our common stock.

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Emerging Growth Company and Smaller Reporting Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a Company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Until the Company is considered to be an emerging growth company, the Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

Segment Reporting

We operate as one operating segment with a focus on data engineering, artificial intelligence consulting, and technical services. Our Chief Executive Officer (“CEO”), as our chief operating decision maker, manages and allocates resources to the operations of the Company on a consolidated basis. This enables our CEO to assess the overall level of available resources and determine how best to deploy these resources across service lines in line with our long-term company-wide strategic goals.

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Results of Operations

The period-to-period comparisons of our results of operations have been prepared using the historical periods included in our condensed consolidated interim financial statements. The following discussion should be read in conjunction with the condensed consolidated interim financial statements and related notes included elsewhere in this proxy statement/prospectus. We have derived this data from our annual condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

Nine Month ended September 30, 2025, Compared To Nine Month Ended September 30, 2024

	Nine month ended September 30,
(In thousands)	2025	2024	$ Variance	% Variance
	(Unaudited)
Revenue	$5,779	$6,641	$(862)	(13)%
Cost of revenue (1)	(2,488)	(3,019)	531	18%
Gross profit	3,291	3,622	(331)	(9)%

Operating expenses:
Selling and marketing (1)	934	1,550	(616)	(40)%
General and administrative (1)	5,131	8,170	(3,039)	(37)%
Research and development (1)	489	555	(66)	(12)%
Total operating expenses	6,554	10,275	(3,721)	(36)%
Loss from operations	(3,263)	(6,653)	3,390	51%

Other (expense) income:
Interest expense	(213)	(161)	(52)	(32)%
Loss on extinguishment of convertible notes payable / notes payable	(391)	(549)	158	29%
Loss on extinguishment of payable	-	(70)	70	100%
Gain/(Loss) on change in fair value of convertible notes and warranty liability	(1,405)	(4,337)	2,932	68%
Other (expense) income	59	(91)	150	165%

Total other expense, net	(1,950)	(5,208)	3,258	63%
Loss before income taxes	(5,213)	(11,861)	6,648	56%
Provision for income tax	-	(72)	(72)	(100)%
Equity in earnings of investee, net of income tax position of $0 and $0, respectively	-	(1)	(1)	(100)%
Net loss	$(5,213)	$(11,934)	$6,721	56%

Other comprehensive income (loss):
Change in foreign currency translation adjustment	$8	$50	$(42)	(84)%
Total comprehensive loss	$(5,205)	$(11,884)	$6,679	56%

Net loss per share - basic and diluted	$(0.46)	$(1.14)	$0.68	60%
Weighted-average common shares outstanding - basic and diluted	11,255,399	10,424,137	831,262	8%

(1)	Includes stock-based compensation expense as follows:

	Nine month ended September 30,
	2025	2024	$Variance
General and administrative	$117	$662	$(545)
Cost of revenue	$16	$38	$(22)
Selling and marketing	$28	$160	$(132)
Research and development	$15	$116	$(101)
Total stock-based compensation expense	$176	$976	$(800)

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Revenue – We derive the majority of our revenue by helping clients build AI solutions. We help clients build AI Solutions by providing our suite of products and services that solve their business problems. Clients may buy our products, services or combination of both products and services. Clients may buy AI Studio and AI Engines and may ask us to help them tune the model which will be part of the services. Clients may just buy AI Studio and not ask for any of our services. Clients may just also buy the services to set up a team and build a bespoke AI solution. The Company’s contracts for AI Solutions have different terms based on the scope and complexity of engagements; mix of products and services. Pricing for the majority of contracts are invoiced monthly on a time-and-materials basis, while some contracts have a fixed-fee or a milestone-based fee. Some contracts which are solely for AI Studio or AI Engines have a licensing fee-based invoices. The value derived from the services correspond to the labor hours expended, thus we measure the progress and recognizes revenue using an effort- based input method. We provide services to customers worldwide, with the majority of revenues being derived from contracts with customers located within the United States. We generate substantially all of our revenue by providing services to clients and the nature of services provided were homogenous in nature.

We provide services to customers worldwide, with the majority of revenues being derived from contracts with customers located within the United States. The table below presents the breakdown of our revenues, based on the customer’s location (in thousands).

	Nine month Ended September 30,
	2025	2024
Customer locations
United States	$5,464	$6,458
Rest of the world	$315	$183
Total revenue	$5,779	$6,641

The table below presents the breakdown of our revenues, based on the type of services (in thousands).

	Nine month Ended September 30,
	2025	2024
Service type
AI Solutions (Product and Services)	$5,656	$6,641
AI Education Services	$123	-
Total revenue	$5,779	$6,641

(1)	The revenue from the AI Solutions - Products is insignificant during the Nine month ended September 30, 2025 and 2024.

Revenue for the nine month ended September 30, 2025, reduced to $5.78 million as compared to $6.64 million for the Nine month ended September 30, 2024, due to AI Solutions (Products and Services). In United States, although there had been additional deployed resources and new clients for 2025, however the overall revenue decrease is mainly due to reduction in the scope of the project and resources of the contract entered into with the customers leading to a decrease of $0.86 million. Also, contracts amounting to $1.20 million were completed in the year 2024 and decrease in scope with existing customer contracts amounting to $ 0.32 million. This decrease is offset by new contracts with both new and existing customers wherein we entered into 11 new customer contracts amounting to $0.65 million.

Cost of revenue – Cost of revenue primarily consists of consulting and payroll expenses that are assigned to building AI solutions.

Cost of revenue decreased by $0.53 million to $2.49 million for the nine month ended September 30, 2025, compared to $3.02 million for the nine month ended September 30, 2024. The decrease was primarily driven by lower consultancy expenses of $0.12 million and a reduction in payroll expenses of $0.41 million. The decline in consultancy costs was mainly attributable to a decrease in the average cost per consultant, in the United States (US) entity, while the average headcount of billable consultants remained constant at 36 for both years. In the Nepal entity, the decrease was due to the offboarding of two consultants who were engaged in client projects during 2024 but not in 2025. The reduction in payroll expenses was driven by a combination of factors. In the US entity, the average cost per employee decreased slightly, with the average headcount remaining constant at 4. In contrast, in the Nepal entity, the decrease was mainly due to a decline in average headcount from 155 in 2024 to 86 in 2025, even though the average cost per consultant increased in 2025. Additionally, there was a $0.03 million decrease in cost of revenue related to stock-based compensation, primarily due to the completion of vesting for previously granted awards.

Gross profit – Gross profit is calculated as revenue less total cost of revenue. Our gross profit in future periods will depend on a variety of factors, including market conditions that may impact our pricing, sales mix changes among our service agreements, and product mix changes between established services and new services.

Gross profit decreased by $0.33 million to $3.29 million for the nine month ended September 30, 2025, compared to $3.62 million for the nine month ended September 30, 2024, as a result of lower sales.

Selling and marketing expenses – Selling and marketing expenses represent spending associated with promoting and selling of our services. These expenses comprise of personnel costs, travel and accommodation expenses, as well as advertising and consulting costs related to such activities.

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Selling and marketing expenses decreased by $0.62 million, from $1.55 million for the nine months ended September 30, 2024, to $0.93 million for the nine months ended September 30, 2025. The decrease was primarily attributable to lower commission expenses, consulting fees, payroll costs, and stock-based compensation.

Commission expenses decreased by $0.10 million, as the full commission for the vertical head for 2025 will be recorded at year-end, unlike in the prior year. Consulting fees for the selling and marketing team decreased by $0.12 million, mainly because consultants worked fewer hours in 2025 compared to 2024, and one consultant was transitioned to payroll.

Payroll expenses decreased by $0.18 million, primarily due to a reduction in headcount within the selling and marketing function.

In addition, stock-based compensation expenses decreased by $0.13 million, due to the completion of vesting for previously granted awards.

General and administrative expenses – General and administrative expenses consist of expenses associated with general and administrative functions of the business such as the costs of salaries, IT infrastructure, bad debt, travel, legal and accounting services, insurance, rent, software and tools, meals, other professional services activities, and certain non-income taxes.

General and administrative expenses decreased by $2.82 million, from $7.95 million for the nine months ended September 30, 2024, to $5.13 million for the nine months ended September 30, 2025. The decrease was primarily driven by lower professional charges, stock-based compensation, and bad debt expenses, partially offset by higher payroll and consultancy expenses.

Professional charges decreased by $2.06 million, primarily due to the termination of contracts related to valuation consultancy services from Centri Business Consulting (CBC), amounting to approximately $1.0 million. The remaining reduction was attributable to lower professional services availed from CFGI Holding LLC in 2025 as compared to 2024, together accounting for approximately $2.0 million. Stock-based compensation expense declined by $0.32 million, primarily due to the completion of vesting for previously granted awards. Additionally, bad debt expense decreased by $0.41 million during the period.

These reductions were partially offset by an increase in payroll expenses of $0.30 million and consultancy expenses of $0.26 million. The increase in consultancy costs was due to changes in staffing mix, as the average cost per consultant decreased in 2025, while the average headcount also declined.

Research and development expenses – Research and development expenses include costs associated with software product development, testing, quality assurance, documentation, enhancements and upgrades for existing customers under maintenance.

Research and development expenses for the nine month ended September 30, 2025, decreased by $0.07 million to $0.49 million as compared to $0.56 million for the nine month ended September 30, 2024. The decrease was primarily due to stock-based compensation of $0.10 million due to the completion of vesting for previously granted awards. This was partially offset by increases in payroll expenses of $0.03 million.

Interest expense – Interest expense represents interest payable on our borrowings including the debt discount that is being amortized, as well as debt financing and equity issuance costs that are amortized to interest expense.

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Interest expense increased by $0.05 million to $0.21 million for the nine month ended September 30, 2025, from $0.16 million for the nine month ended September 30, 2024. The increase was primarily due to a higher outstanding balance of promissory notes reflecting the issuance of a new promissory notes between the periods.

Loss on extinguishment of debt – Loss on extinguishment of debt for the nine month ended September 30, 2025, was $0.39 million as compared to $0.55 million for the nine month ended September 30, 2024. The Loss on extinguishment of debt during 2025 represents $ 0.1 million related to April 2024 Convertible Note, $ 0.1 million related to June 2024 Convertible Note and $ 0.2 million related to September 2024 Convertible Notes. Loss on extinguishment of debt are related to modification of the aforementioned loan on account of change in conversion price from $4.94 to $3.15 was accounted for under the substantial premium model in accordance with ASC 470, Debt where the excess above the fair value of these notes was recorded as loss on extinguishment of debt.

Loss on extinguishment of debt for nine month ended September 30, 2024 represents the repayment of the 2023 Notes Agreement. In August 2023, we entered into a loan and security agreement with a lender (the “2023 Notes Agreement”) that will make available to us the loans in an aggregate principal amount of up to $4.0 million in three separate tranches. In January 2024, we repaid the entire aggregate outstanding principal on the 2023 Notes Payable along with an additional payment for interest, prepayment fees, and lender fees. These payments resulted in a loss, recorded in loss on extinguishment of debt.

Loss on change in fair value – Loss on change in value represents the changes in fair value related to our convertible notes and warrant liability.

Gain/(Loss) on change in fair value for the nine month ended September 30, 2025 was ($1.41) million as compared to ($4.34 million) for the nine month ended September 30, 2024, resulting in gain of $2.93 million. We qualified for and elected to account for the convertible notes under the fair value option and, in doing so, bypassed the analysis of potential embedded derivative features. As a result, the convertible notes were recorded at fair value upon issuance and recorded as gain and loss on change in fair value in the consolidated statements of operations and comprehensive loss, for the nine month ended September 30, 2025 and September 30, 2024, respectively. The variance primarily reflects updated fair value measurements as of September 30, 2025, compared to those as of September 30, 2024. In the prior-year period, the Company incurred a loss of $(4.34) million due to a substantial increase in its estimated marketable stock price from $1.28 as of December 31, 2023 to $7.54 as of September 2024, which significantly increased the fair value of the related instruments and the liability associated with the convertible notes. In the current-year period, the loss decreased to $(1.41) million, driven by a decline in the estimated marketable stock price from $7.48 as of December 31, 2024 to $5.90 as of September 30, 2025, resulting in a reduction in the fair value of the related instruments. The Company’s management performed a quantitative assessment of Gain/(Loss) on change in fair value for this period, and in doing so, considered an independent fair valuation report obtained by management.

Other (expense) income – Other (expense) income consists of our proportional share of earnings and losses related to our equity method investment as well as impairment loss, penalties and settlements, and other miscellaneous expenses.

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Other income for the nine months ended September 30, 2025, was $0.06 million, compared to other expenses of $(0.09) million for the nine months ended September 30, 2024, representing an improvement of $0.15 million. The prior period (nine months ended September 30, 2024) included a one-time expense of $0.05 million related to penalties from one vendor, with the remaining variance primarily attributable to foreign exchange gains/losses

Provision for income tax – Provision for income tax is accounted for using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our consolidated financial statements or tax returns. In addition, deferred tax assets are recorded for all future benefits including, but not limited to, net operating losses, research and development credit carryforwards, and basis differences with certain assets and liabilities.

Provision for income tax is Nil for the for the nine month ended September 30, 2025 and $ 0.07 million for nine month ended September 30, 2024.

Net loss – Net loss for the nine month ended September 30, 2025, was $5.21 million, compared to a net loss of $11.93 million for September 30, 2024. The change was the result of increase in profit on change in fair value of convertible notes and warrant liability, decrease in General and administrative and Selling and Marketing expense and due to decrease in stock-based compensation due to the completion of vesting for previously granted awards, payroll expenses and decrease in Loss on extinguishment of debt.

Non-GAAP Financial Measures

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We report certain key financial measures that are not required by, or presented in accordance with GAAP, and these non-GAAP financial measures should not be considered as an alternative to the information prepared in accordance with GAAP. In addition, the Company’s management reviews performance by focusing on several key performance indicators not prepared in conformity with GAAP. We believe these non-GAAP financial measures provide a useful measure of our operating results, a meaningful comparison with historical results and with the results of other companies, and insight into our ongoing operating performance. Further, we utilize these measures, in addition to GAAP measures, when evaluating and comparing our operating performance against internal financial forecasts and budgets.

However, there are several limitations related to the use of non-GAAP financial measures because it excludes significant expenses or credits that are required by GAAP to be included in our financial statements. In addition, other companies may calculate non-GAAP measures differently or may use other measures to calculate their financial performance. Therefore, non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

The Company defines adjusted earnings before interest, tax, depreciation and amortization (“EBITDA”) as net loss before interest expense, income tax expense (benefit), depreciation and amortization, as adjusted to exclude stock-based compensation, fair value changes, loss on extinguishment of debt and payable, and aborted IPO costs that consisted of direct and incremental costs, such as accounting, consulting, and legal fees, incurred in connection with the aborted IPO.

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Non-GAAP Reconciliations

We use the non-GAAP measures EBITDA and adjusted EBITDA to help us evaluate our business, identify trends affecting our business, formulate business plans and financial projections, and make strategic decisions. Also, we exclude depreciation and amortization, stock-based compensation and fair value changes, which are non-cash expenses, from these non-GAAP financial measures because we believe that excluding these items provides meaningful supplemental information regarding operational performance and provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team.

Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Further, these metrics have certain limitations, as they do not include the impact of certain expenses that are reflected in our consolidated statements of operations and comprehensive loss. Thus, our non-GAAP EBITDA and adjusted EBITDA should be considered in addition to, not as a substitute for, or in isolation from, measures prepared in accordance with GAAP.

We compensate for these limitations by providing reconciliations of these non-GAAP measures to the most comparable GAAP measures. We encourage investors and others to review our business, results of operations, and financial information in its entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measures.

The reconciliation of our net loss to EBITDA and Adjusted EBITDA for the nine month ended September 30, 2025, and September 30, 2024, is as follows:

	Nine month Ended September 30,
(In thousands)	2025	2024
Net loss	$(5,213)	$(11,934)
Interest expense	213	161
Provision for tax	-	72
Depreciation and amortization	139	126
EBITDA	$(4,861)	$(11,575)
Stock-based compensation	176	976
Fair value adjustments (1)	1,405	4,337
Extinguishment of payable	-	70
Extinguishment of debt	391	549
Adjusted EBITDA	$(2,889)	$(5,643)

(1)	Represents change in fair value of convertible notes and warrant liability.

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Liquidity and Capital Resources as of September 30, 2025

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

We formally evaluated our liquidity and cash position most recently in 2025 when preparing our 2025 interim financial statements. As of September 30, 2025, we had cash of approximately $0.11 million and a net working capital deficit of approximately $27.36 million. As of that date, we also had an accumulated deficit of approximately $39.43 million and a net loss of $5.21 million for the nine months then ended.

As of December 31, 2024, we had cash of approximately $0.50 million and a net working capital deficit of approximately $16.18 million. As of December 31, 2024, we had an accumulated deficit of $34.22 million and a net loss of $15.38 million for the year ended December 31, 2024.

These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year of the date these unaudited condensed consolidated interim financial statements were issued. The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders and debt holders. Specifically, the Company’s ability to continue operations depends on obtaining additional equity or debt financing and, ultimately, on generating profits from operations and achieving positive operating cash flows — neither of which is assure.

On October 22, 2025, Merger Sub merged with and into Fusemachines, with Fusemachines continuing as the surviving company and becoming a wholly owned subsidiary of Pubco. In connection with the closing, approximately $14.0 million in cash was received for the issuance of shares of Fusemachines Pubco Common Stock. All convertible notes were settled through the issuance of Fusemachines Common Stock, and certain promissory notes were repaid in cash upon closing. Following the business combination, the net balance of cash and cash equivalents was approximately $9.4 million. The Company’s trade payables, accrued expenses, and other current liabilities exceed the net cash and cash equivalents balance. Management is evaluating initiatives to streamline operations through reductions in headcount and consultant costs, and continued negotiations with vendors to achieve more favorable terms. In addition, the Company’s business plan anticipates a measured growth trajectory supported by new client acquisitions and expansion of existing customer relationships. While these actions are expected to enhance the Company’s financial position and extend its operational runway once implemented, they remain in the planning and negotiation stages.

As of the date on which these unaudited condensed consolidated interim financial statements were available to be issued, we believe that the cash on hand, and additional investments available through issuance of new Common Stock, will be inadequate to satisfy the Company’s working capital and capital expenditure requirements for at least the next twelve months. The ability of the Company to continue as a going concern is dependent upon management’s plan to raise additional capital from issuance of equity or receive additional borrowings to fund the Company’s operating and investing activities over the next year. These unaudited condensed consolidated interim financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

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Cash flows

Interim Period Cash Flows

The following table summarizes our cash flows for the periods presented

	Nine months Ended Sept 30,
(In thousands)	2025	2024
Net cash provided by’ (used in):
Operating activities	$(488)	$(2,510)
Investing activities	$(80)	$(155)
Financing activities	$175	$2,565
Effect of exchange rate changes on cash	$(1)	$-
Net increase (decrease) in cash	$(394)	$(100)

Operating Activities

Net cash used in operating activities during the nine month ended September 30, 2025, decreased by $2.02 million, to $0.49 million from $2.51 million in the same period 2024. The decrease in operating cashflow is largely on account of decrease in net loss to $5.21 million for the nine month ended September 30, 2025 from $11.93 million for the nine month ended September 30, 2024 was primarily attributable to the change in fair value of convertible notes, decrease in Selling and marketing expense on account of stock-based compensation due to the completion of vesting for previously granted awards and decrease in working capital changes to $2.43 million from $2.82 million. The $0.49 million net cash used in operating activities in 2025 was primarily related to (i) a net loss of $5.21 million, offset by; (ii) depreciation and amortization of $0.14 million; (iii) provision for credit losses of $0.05 million; (iv) stock-based compensation of $0.18 million; (v) amortization of right-of-use assets of $0.07 million; (vi) Loss on extinguishment of debt of $0.39 million; (vii) Changes in fair value of Convertible Notes at Fair Value of $ 1.50 million; (viii) Change in fair value of common stock warrant liability of $(0.10) million(ix) Accretion of cumulative mandatorily redeemable common and preferred stock liability of $0.07 million; (x)Working capital changes of $2.44 million.

Net cash used in operating activities for the nine-month ended September 30, 2024, was $2.51 million. This amount was primarily related to (i) a net loss of $11.93 million; offset by (ii) depreciation and amortization of $0.12 million; (iii) provision for credit losses of $ 0.46 million; (iv) stock-based compensation of $0.97 million; (v) Change in fair value of common stock warrant liability of $0.53 million (vi) Changes in fair value of Convertible Notes at Fair Value of $3.81 million; (vii) Amortization of right-of-use assets of $0.09 million; (viii) Loss on extinguishment of debt of $0.55 million (ix) Accretion of cumulative mandatorily redeemable common and preferred stock liability of $0.06 million (x) Equity method investment obtained in exchange for services of $(0.10) and (xi) working capital changes of $2.82 million.

Investing Activities

Net cash used in investing activities during the nine month ended September 30, 2025, was $0.08 million compared to $0.16 million during the nine month ended September 30, 2024. The $0.08 million net cash used in investing activities in 2025 consisted of $0.07 million in costs capitalized for internally developed software and $0.01 million in purchases of property and equipment.

Net cash used in investing activities for the nine month ended September 30, 2024, was $0.16 million and consisted of purchases of property and equipment of $0.05 million, disposal of property and equipment of $0.003 million, costs capitalized for internally developed software of $0.11 million

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Financing Activities

Net cash provided by financing activities was $0.18 million in the nine month ended September 30, 2025, compared to $2.57 million in September 2024, representing a decrease of $2.39 million over the respective periods. The decrease in cash flow from financing activities was primarily due to the absence of financing events in the current period that were present in the prior period (refer below for breakup of cash flow from financing activities in prior period). The $0.18 million net cash provided by financing activities for the nine month ended September 30, 2025 consisted of proceeds from convertible notes payable of $0.18 million.

Net cash provided by financing activities for the nine month ended September 30, 2024, was $2.57 million and consisted of proceeds from (i) proceeds from notes payable of $6.50 million; (ii) proceeds from convertible notes payable of $ 0.46 million ; (iii) proceeds from related party loan payable of $ 0.60 million (iv) payments of notes payable of $3.00 million; (v) payment of deferred transaction costs of $0.002 million; (vi) common stock repurchase of $2 million and (vii) exercise of stock options of $0.01 million.

Contractual Obligations and Commitments

Our contractual cash obligations as of September 30, 2025, are summarized in the table below:

(in thousands)	2025	2026	2027	2028	2029	Thereafter	Total
Debt	700	-	-	-	-	-	700
Interest	83	83	5	-	-	-	171
Mandatorily redeemable preferred and ordinary stock	-	-	1,433	-	-	-	1,433
Common Stock Contingent Obligation	409	-	-	-	-	-	409
Operating lease	39	161	169	177	187	435	1,168
Total	1,231	244	1,607	177	187	435	2,713

As further discussed in “Note 9. Long-Term Debt” to the notes to the consolidated financial statements contained elsewhere in this prospectus, the Company has an aggregate balance of $18.3 million in convertible notes with various maturity dates (“Maturity Date”). Provided that the amounts due have not been repaid by the Company by the Maturity Date, the convertible notes would automatically convert to equity based upon the occurrence of a specified equity round of funding or corporate transaction, as defined in certain agreements. As of the date of this prospectus, the Company has not repaid any of the convertible notes. See “Note 9. Long- Term Debt” for further discussion of our convertible notes and other long-term- Debt.

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Debt Financing Arrangements

On October 15, 2019, we entered into a convertible promissory note agreement with a lender and issued a convertible promissory note for a principal amount of $2.0 million (the “2019 Convertible Note Agreement”). On September 7, 2021 a second convertible promissory note was issued to the same lender for a principal amount of $0.5 million (the “2021 Convertible Note Agreement”), collectively with the 2019 Convertible Note Agreement referred to as the “Convertible Notes Agreements”. On December 22, 2022, the Convertible Notes Agreements were amended (the “2022 Amended Convertible Notes Agreements”) to extend the maturity date to December 23, 2023, increase the interest rate to 15% for the period from December 22, 2022 to December 22, 2023, adding a prepayment option, amending one of the conversion scenarios, and amending the definition of a next equity financing to require a sale of equity securities to result in gross proceeds of $7.5 million (the “Next Equity Financing”). The 2022 Amended Convertible Notes Agreements also added a partial payment of the interest accrued and outstanding on the note of $0.4 million due no later than March 22, 2023. Failure to pay by the payment deadline obligated the Company to pay interest at a rate of twenty percent (20%) per annum, compounded quarterly, on the outstanding $0.4 million. On December 20, 2023, the 2022 Amended Convertible Notes Agreements were amended again (the “2023 Amended Convertible Notes Agreements”), extending the maturity date of both notes to January 22, 2024. In January 2024, these convertible notes were amended again (the “2024 Amended Convertible Notes Agreements”), extending the maturity date to January 2025. The amendment also added a provision surrounding conversion in the case we complete the business combination mentioned above. On January 31, 2025, the company entered into an amendment agreement of the convertible note payable pursuant to which the maturity date was revised to February 28, 2026. The 2021, 2022, 2023 and 2025 amendments were accounted for as debt modifications, prospectively, with any change in fair value from the new terms incorporated into future valuations. The 2024 amendment is accounted for as an extinguishment of debt.

On August 24, 2023, we entered into a loan and security agreement with a lender (the “2023 Notes Agreement”) that will make available to us loans in an aggregate principal amount of up to $4.0 million in three separate tranches. On that day, we withdrew $3.0 million (the “First Tranche”). We additionally had the opportunity to request, subject to the terms of the 2023 Notes Agreement, an additional tranche of $0.5 million on or before March 31, 2024 (the “Second Tranche”) and a third tranche of $0.5 million on or before September 30, 2024 (the “Third Tranche”) (the First Tranche, Second Tranche and Third Tranche are collectively referred to as the “2023 Notes”). The 2023 Notes bear interest at a rate of 13.25% per annum, compounded annually, payable at maturity. The 2023 Notes are secured by substantially all of our assets. The 2023 notes mature on August 24, 2027. In January 2024, we repaid the entire aggregate outstanding principal on the 2023 Notes Payable in the amount of $3.0 million along with an additional payment of $0.1 million for interest, prepayment fees, and lender fees. These payments resulted in a 0.6 million loss, recorded in loss on extinguishment of debt, in the consolidated statements of operations and comprehensive loss.

In connection with the 2023 Notes Agreement, we issued to the lender common stock warrants (the “Common Stock Warrants”) to purchase up to 140,133 shares of the Company’s common stock, exercisable immediately, with an exercise price of $0.46 per share with a contractual term of 10 years. As of December 31, 2023, the fair value and carrying amount of the Common Stock Warrant Liability was $0.4 million.

During the year ended December 31, 2023, we entered into a line of credit with JPMorgan Chase Bank, N.A. for a principal amount of $0.2 million. The terms of the agreement were five years with an annual interest rate of 2%. During August 2023, the line of credit including principal and interest expense of $2.0 thousand was repaid through the 2023 Notes Payable.

During the year ended December 31, 2023, we entered into a short-term loan agreement of $0.3 million. The terms of the loan was 3 months with an annual interest rate of 13.25%. During August 2023, the short-term loan was repaid through the 2023 Notes Payable.

In January 2024, we entered into two convertible promissory note agreements (the “January 2024 Convertible Notes Agreements”) with a lender for the principal amounts of $2.0 million (“January 2024 Convertible Note A”) and $4.5 million (“January 2024 Convertible Note B”), respectively, payable at maturity (the “January 2024 Convertible Notes”). The January 2024 Convertible Notes mature in January 2025.

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In April 2024, we entered into a convertible note agreement (the “April 2024 Convertible Note Agreement”) with a lender for the aggregate principal amount of $0.1 million and is convertible to common stock (the “April 2024 Convertible Note”). The April 2024 Convertible Promissory Note matures in April 2025. Upon the conversion of the April 2024 Convertible Note to common stock, we shall issue the holder a warrant to purchase 7,500 shares of common stock of CSLM with a per share exercise price of $11.50.

In June 2024, we entered into a convertible note agreement (the “June 2024 Convertible Note Agreement”) with a lender for the principal amount of $0.1 million and is convertible to common stock (the “June 2024 Convertible Note”). The June 2024 Convertible Promissory Note matures in June 2025. Upon the conversion of the June 2024 Convertible Note to common stock of CSLM, we shall issue the holder a warrant to purchase 7,500 shares of common stock with a per share exercise price of $11.50.

In September 2024, we entered into two convertible note agreements (the “September 2024 Convertible Notes Agreements”) with two lenders, each for the principal amount of $0.1 thousand (the “September 2024 Convertible Notes”). The 2024 September Convertible Notes mature in September 2026. Upon the conversion of the September 2024 Convertible Notes to common stock, we shall issue the holders each a warrant to purchase 7,500 shares of common stock with a per share exercise price of $11.50.

During 2024, we have entered into seven separate promissory notes with the CEO for aggregate principal amount of $0.7 million.

On February 24, 2025, the Company entered into a convertible promissory note amounting to $180,000 with an interest rate of 4.71% and maturity date of February 19, 2028. Upon closing of the merger agreement, the Note shall automatically convert into the number of shares of Common Stock equal to the then outstanding Obligations under the note divided by the applicable Conversion Price i.e., $3.15.

There are also modifications to the terms of existing promissory notes. Refer to the section entitled ‘Recent Developments’ for details.

Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back, or eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Related Party Transactions

Refer to Note 18, “Related Parties” of the condensed consolidated financial statements contained elsewhere in this prospectus, for disclosure of our related party transactions.

Critical Accounting Policies and Estimates

Our condensed consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Actual results could differ materially from those estimates due to risks and uncertainties, including uncertainty in the current economic environment. To the extent that there are material differences between these estimates and our actual results, our future condensed consolidated financial statements will be affected.

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The critical accounting estimates, assumptions, and judgments that have the most significant impact on our condensed consolidated financial statements are described below. For further information on significant accounting policies, see “Note 2, Summary of Significant Accounting Policies” of our audited condensed consolidated financial statements included herein.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, the Company recognizes revenue when (or as) customers obtain control of promised goods or services, in an amount that reflects the consideration which is expected to be received in exchange for those goods or services. The Company recognizes revenue following the five-step model prescribed under ASC 606: (I) identify contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenues when (or as) the Company satisfies a performance obligation. The Company applies the provisions of ASC 606 to an arrangement when a substantive contract exists and collectability is probable.

The Company derives the majority of its revenue from AI Solutions (Products and Services) that largely represents the professional services Fusemachines provides to its customers to help them achieve any AI-related goals within their organization. Standard contractual arrangements are governed by Master Services Agreements (“MSAs”), which set out general terms including payment, termination rights, and intellectual property ownership. Detailed scope, pricing, and performance obligations are defined in Statements of Work (“SOWs”), which are executed for each engagement or project phase. The Company’s contracts for AI Services have different terms based on the scope and complexity of engagements; pricing for the majority of contracts are invoiced monthly on a time-and-materials basis. The Company notes that its contracts meet the requirements for over-time revenue recognition, as the customer is simultaneously receiving the benefits and able to consume the benefits of the services being provided. For professional services that are distinct and billed on a time-and-materials basis, revenue is generally recognized as the services are provided, which is reflective of the transfer of the services to the customer. The Company elected the “right to invoice” practical expedient based on the Company’s right to invoice a customer at an amount that approximates the value to the customer and the performance completed to date.

The Company also provides AI Education Services which represents a customized curriculum of educational services provided to train the customer’s C-suite on AI for Business. The Company provides AI Education Services over time as the course proceeds and the students retain knowledge over time. Thus, the customer receives and consumes benefits as the Company performs the AI Education Services, and revenue is recognized over time.

In addition to time-and-materials arrangements, the Company also enters into milestone-based or fixed-fee contracts. For these contracts, revenue is recognized over time using an input method (e.g., labor hours incurred relative to total expected hours) that faithfully depicts performance. If a contract does not meet the criteria for over-time recognition, revenue is recognized at the point in time when control transfers to the customer. During the nine month ended September 30, 2025, and September 30, 2024, the revenues from milestone based or fixed fee contracts were insignificant.

Company’s AI Solutions includes product revenues primarily comprising software license fees from sales of term-based license contracts, under which we grant customers the license right to use the software for a specified period (i.e. when the customer can access, use, and benefit from the software license). Term software licenses are satisfied at a point in time and associated revenue is recognized upon the later of 1) delivery of the software, or 2) the beginning of the period in which the customer has received the license right to use the software. For customer contracts that include software license fees, implementation and/or other consulting services, the portion of the transaction price allocated to software licenses is generally recognized when delivered. Implementation, customization, or model tuning services if applicable, when included, are evaluated as separate performance obligations when they are distinct from the software and not highly interdependent. These services are generally satisfied over time as the work progresses. During the nine month ended September 30, 2025, and September 30, 2024, the product revenues were insignificant.

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For most contracts, the Company uses a Master Services Agreements (“MSA”) to govern the overall relevant terms and conditions of the business agreement, and a Statement of Work (“SOW”) to specify the services delivered and the associated prices. Performance obligations specific to each individual contract are defined within the terms of each SOW. Each performance obligation is identified based on the services that will be transferred to our customer that are both capable of being distinct and are distinct within the context of the contract. The transaction price is determined based on the consideration to which the Company will be entitled and expect to receive in exchange for transferring services to the customer.

Consideration for some contracts may include variable consideration including volume discounts and rebates. If the consideration promised includes a variable amount, the Company only includes estimated amounts of consideration in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. These estimates require management judgments and estimates. The determination of whether to constrain consideration in the transaction is based on historical, current, and forecasted information that is reasonably available to the Company, taking into consideration the type of customer, the transaction, and specific facts and circumstances of each arrangement. The Company uses judgement to determine if collectability of consideration is uncertain, and accordingly, revenue recognition is deferred until the uncertainty is resolved and cash is collected.

Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 60 days of the invoice date. In certain arrangements, the Company will receive payment from a customer either before or after the performance obligation to which the invoice relates has been satisfied. As a practical expedient, the Company does not account for significant financing components if the period between when it transfers the promised good or service to the customer and when the customer pays for the product or service will be one year or less.

For contracts with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation based on its relative standalone selling price. The stand-alone selling prices are determined based on the prices at which the Company separately sells these products. For items that are not sold separately, the Company estimates the stand-alone selling prices using other observable inputs. As Fusemachines Inc. is the sole reportable segment, all revenues are attributed to the sole segment.

Income Taxes

The provision for income taxes includes federal, state, local and foreign taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences between the condensed consolidated financial statements carrying amounts and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be reversed. Changes to enacted tax rates would result in either increases or decreases in the provision for income taxes in the period of changes.

The realizability of deferred tax assets is primarily dependent on future earnings. The Company evaluates the realizability of deferred tax assets and recognizes a valuation allowance when it is more likely than not that all, or a portion of, deferred tax assets will not be realized. A reduction in estimated forecasted results may require that we record valuation allowances against deferred tax assets. Once a valuation allowance has been established, it will be maintained until there is sufficient positive evidence to conclude that it is more likely than not that the deferred tax assets will be realized. A pattern of sustained profitability will generally be considered as sufficient positive evidence to reverse a valuation allowance. If the allowance is reversed in a future period, the income tax provision will be correspondingly reduced. Accordingly, the increase and decrease of valuation allowances could have a significant negative or positive impact on future earnings.

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The United States subjects corporations to taxes on Global Intangible Low-Taxed Income (“GILTI”) earned by certain foreign subsidiaries. The Company elected to provide for the tax expense related to GILTI in the year the tax is incurred.

Stock-Based Compensation

Stock-based compensation expense attributable to equity awards granted to employees and non-employees is measured at the grant date based on the fair value of the award. For employee awards, the expense is recognized on a straight-line basis over the requisite service period for awards that actually vest, which is generally the period from the grant date to the end of the vesting period. For non-employee awards, the expense for awards that actually vest is recognized based on when the goods or services are provided.

The Company records stock-based compensation in accordance with ASC Topic 718, Compensation – Stock Compensation (“ASC 718”). This standard requires all equity-based payments to employees and non-employees, including grants of employee stock options and restricted stock awards, to be recognized in the consolidated statements of operations and comprehensive loss based on the grant date fair value of the award. The stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the award, which is generally the period from the accounting grant date to the end of the vesting period. The Company elected to account for forfeitures of awards as they occur.

Since the adoption of ASU 2018-07, Improvements to Nonemployee Stock-Based Payment Accounting, the measurement date for non-employee awards is the date of grant, and stock-based compensation costs are recognized in the same period and in the same manner as if the entity had paid cash for the goods or services. Stock-based compensation expense is classified as general & administrative, cost of services, selling & marketing and research & development expenses in the consolidated statements of operations and comprehensive loss.

The Company estimates the fair value of stock option awards granted using the Black Scholes Merton option pricing formula (the “Black-Scholes Model”). This model requires various significant judgmental assumptions in order to derive a final fair value determination for each type of award, including the expected term, expected volatility, expected dividend yield, risk-free interest rate and fair value of the Company’s stock on the date of grant. The expected option term for options granted is calculated using the “simplified method”. This election was made based on the lack of sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The simplified method defines the expected term as the average of the contractual term and the vesting period. Estimated volatility is based on similar entities whose stock prices are publicly traded. The Company uses the historical volatilities of similar entities due to the lack of sufficient historical data for the Company’s common stock price. The Company estimates volatility based upon the observed historical volatilities of comparable companies over a lookback period commensurate with the estimated holding period, adjusted for relative leverage using the Black-Scholes-Merton formula. Dividend yields are based on the Company’s history and expected future actions. The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero. The risk-free interest rate is based on the yield curve of a zero-coupon U.S. Treasury bond on the date the stock option award was granted with a maturity equal to the expected term of the stock option award. All grants of stock options generally have an exercise price equal to or greater than the fair market value of the Company’s common stock on the date of grant.

Because the Company is privately held and there is no public market for its stock, the fair value of the Company’s equity is approved by the Company’s board of directors thereof as of the date stock-based awards are granted. In estimating the fair value of its stock, the Company uses a third-party valuation specialist and considers factors it believes are material to the valuation process, including but not limited to, the price at which recent equity was issued by the Company to independent third parties or transacted between third parties, any indications of value from offers to acquire the Company, actual and projected financial results, risks, prospects, economic and market conditions, and estimates of weighted average cost of capital. The Company believes the combination of these factors provides an appropriate estimate of the expected fair value of the Company and reflects the best estimate of the fair value of the Company’s common stock at each grant date.

Recent Accounting Pronouncements

For further information on recent accounting pronouncements, see “Note 2, Summary of Significant Accounting Policies” of our audited condensed consolidated financial statements included herein

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

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